CONFIDENTIAL TREATMENT REQUESTED

BY THE CHARLES SCHWAB CORPORATION

UNDER 17 C.F.R. §200.83

July 18, 2011

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Attention:	Kevin Woody, Branch Chief
Jennifer Monick, Senior Staff Accountant

Re:	The Charles Schwab Corporation
Form 10-K for Fiscal Year Ended December 31, 2010
Filed February 25, 2011
File No. 001-09700

Dear Mr. Woody and Ms. Monick:

We are providing supplemental information which the Commission orally requested on July 8, 2011 relating to the responses of The Charles Schwab Corporation (the Company) in the Company’s letter to the Commission dated June 20, 2011. The Company is requesting confidential treatment of the redacted portions of this letter (indicated by asterisks) in a separate letter to the Freedom of Information Act Officer.

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CTR 000081

CONFIDENTIAL TREATMENT REQUESTED

BY THE CHARLES SCHWAB CORPORATION

UNDER 17 C.F.R. §200.83

Securities and Exchange Commission

July 18, 2011

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CTR 000082

CONFIDENTIAL TREATMENT REQUESTED

BY THE CHARLES SCHWAB CORPORATION

UNDER 17 C.F.R. §200.83

Securities and Exchange Commission

July 18, 2011

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CTR 000083

CONFIDENTIAL TREATMENT REQUESTED

BY THE CHARLES SCHWAB CORPORATION

UNDER 17 C.F.R. §200.83

Securities and Exchange Commission

July 18, 2011

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CTR 000084

CONFIDENTIAL TREATMENT REQUESTED

BY THE CHARLES SCHWAB CORPORATION

UNDER 17 C.F.R. §200.83

Securities and Exchange Commission

July 18, 2011

Please call me at (415) 667-9733 or James Egan, Senior Vice President – Corporate Controller, at (415) 667-9344 if you have any questions or comments concerning this letter.

Sincerely,

/s/ Joseph R. Martinetto

Joseph R. Martinetto

Executive Vice President & Chief Financial Officer

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